Exhibit 23.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 15, 2013, with respect to the consolidated financial statements of Southern Union Gathering Company, LLC as of December 31, 2012 and for the period from March 26, 2012 to December 31, 2012 and for the period from January 1, 2012 to March 25, 2012, included in the Current Report of Regency Energy Partners LP on Form 8-K, filed on April 12, 2013, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Dallas, Texas

February 3, 2014